Exhibit 22.1
Subsidiary Guarantors and Issuers of Guaranteed Securities

The following entities were, as of December 31, 2025, guarantors of IQVIA Inc.’s 5.700% Senior Secured Notes due 2028 and 6.250% Senior Secured Notes due 2029.

Entity	Role
IQVIA Inc.	Issuer
IQVIA Holdings Inc.	Guarantor
Benefit Holding, Inc.	Guarantor
BuzzeoPDMA LLC	Guarantor
Clinical Financial Services, LLC	Guarantor
Data Niche Associates, Inc.	Guarantor
IMS Software Services Ltd.	Guarantor
Innovex Merger Corp.	Guarantor
Intercontinental Medical Statistics International, Ltd.	Guarantor
IQVIA BioSciences Holdings, LLC	Guarantor
IQVIA Biotech LLC	Guarantor
IQVIA Commercial Finance Inc.	Guarantor
IQVIA CSMS US Inc.	Guarantor
IQVIA Digital Inc.	Guarantor
IQVIA Government Solutions Inc.	Guarantor
IQVIA Laboratories LLC	Guarantor
IQVIA Pharma Inc.	Guarantor
IQVIA Pharma Services Corp.	Guarantor
IQVIA Phase One Services LLC	Guarantor
IQVIA RDS Asia Inc.	Guarantor
IQVIA RDS Inc.	Guarantor
IQVIA RDS Latin America LLC	Guarantor
IQVIA RDS Software Services LLC	Guarantor
IQVIA Trading Management Inc.	Guarantor
MCRA, LLC	Guarantor
Med-Vantage, Inc.	Guarantor
Outcome Sciences, LLC	Guarantor
Q Squared Solutions (Quest) LLC	Guarantor
Q Squared Solutions Holdings LLC	Guarantor
QCare Site Services, Inc.	Guarantor
Rules-Based Medicine Inc.	Guarantor
RxJet Transportation Services Corp.	Guarantor